Exhibit 10.23

SECOND AMENDMENT

THIS SECOND AMENDMENT (this “Amendment”) dated as of June 10, 2008 is among Websense, Inc., a Delaware corporation (the “Borrower”), the Guarantors identified on the signature pages hereto (the “Guarantors”), the Lenders identified on the signature pages hereto and Bank of America, N.A., as Senior Administrative Agent (in such capacity, the “Senior Administrative Agent”).

W I T N E S S E T H

WHEREAS, credit facilities have been extended to the Borrower pursuant to the Senior Credit Agreement (as amended, modified, supplemented, increased and extended from time to time, the “Credit Agreement”) dated as of October 11, 2007 among the Borrower, the Lenders identified therein and Morgan Stanley Senior Funding, Inc., as Senior Administrative Agent;

WHEREAS, on the date hereof Morgan Stanley Senior Funding, Inc. gave notice to the Borrower and the Lenders of its resignation as Senior Administrative Agent and Morgan Stanley & Co. Incorporated gave notice to the Borrower and the Lenders of its resignation as Senior Collateral Agent in each case pursuant to Section 10.9 of the Senior Credit Agreement and effective upon appointment of a successor Senior Administrative Agent and Senior Collateral Agent; and

WHEREAS, the Borrower has requested that the Required Lenders approve (x) the appointment of Bank of America, N.A. as Senior Administrative Agent and Senior Collateral Agent and (y) the modifications to the Senior Credit Agreement set forth herein.

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Defined Terms. Capitalized terms used herein but not otherwise defined herein shall have the meanings provided to such terms in the Senior Credit Agreement.

2. Appointment.

(a) Effective as of the date hereof, the Required Lenders agree that (i) the resignation by Morgan Stanley Senior Funding, Inc. as Senior Administrative Agent under the Credit Agreement and the other Loan Documents shall be effective (notwithstanding the 30 day notice period required by Section 10.9 of the Senior Credit Agreement); (ii) the resignation by Morgan Stanley & Co. Incorporated as Senior Collateral Agent under the Credit Agreement and the other Loan Documents shall be effective (notwithstanding the 30 day notice period required by Section 10.9 of the Senior Credit Agreement); and (iii) Bank of America, N.A. is appointed as Senior Administrative Agent and Senior Collateral Agent under the Credit Agreement and the other Loan Documents.

(b) Effective as of the date hereof, Bank of America accepts appointment as Senior Administrative Agent and Senior Collateral Agent under the Credit Agreement and the other Loan Documents.

3. Amendments. The Senior Credit Agreement is amended in the following respects:

3.1 In Section 1.1 the following definitions are added to read as follows:

“Bank of America”: Bank of America, N.A. and its successors.

“ISP”: with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Related Parties”: with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

2

3.2 In Section 1.1 the following definitions are amended to read as follows:

“Base Rate”: for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“ECF Payment Amount”: with respect to any fiscal year of the Borrower, an amount equal to the sum of (a) the product of the ECF Percentage multiplied by such Excess Cash Flow minus (b) the aggregate amount of all prepayments of Revolving Loans and Swingline Loans during such fiscal year to the extent accompanying permanent optional reductions of the Revolving Commitments and all optional prepayments of the Term Loans and the Interim Loans during such fiscal year.

“Eurodollar Base Rate”: for any Interest Period with respect to a Eurodollar Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Senior Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Base Rate” for such Interest Period shall be the rate per annum determined by the Senior Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Excess Cash Flow”: for any fiscal year of the Borrower, an amount equal to (a) the sum, without duplication, of (i) Consolidated Net Income for such fiscal year, (ii) the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income, (iii) decreases in Consolidated Working Capital for such fiscal year, and (iv) the aggregate net amount of non cash loss on the Disposition of Property by the Borrower and its

3

Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income minus (b) the sum, without duplication, of (i) the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) the aggregate amount actually paid by the Borrower and its Subsidiaries in cash during such fiscal year on account of Capital Expenditures (excluding the principal amount of Indebtedness incurred to finance such expenditures (but including repayments of any such Indebtedness incurring during such period or any prior period to the extent that such repaid amounts may not be reborrowed) and any such expenditures financed with the proceeds of any Reinvestment Deferred Amount), (iii) the aggregate amount of all regularly scheduled principal payments of Funded Debt (including the Term Loans) of the Borrower and its Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (iv) increases in Consolidated Working Capital for such fiscal year, and (vi the aggregate net amount of non-cash gain on the Disposition of Property by the Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income.

“Federal Funds Effective Rate”: for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Senior Administrative Agent.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.11. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.3. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

4

3.3 In Section 1.1 the definition of “Reference Lender” is deleted.

3.4 A new Section 1.3 is added to read as follows:

1.3 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of the Application or any other document, agreements or instrument relating thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

3.5 In the first sentence of Section 3.2 the reference to “3.5” is amended to read “3.4”.

3.6 The following sentence is added immediately to the end of Section 3.4(c):

If any Lender fails to make available to the Senior Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 3.4(c) by the time specified in this Section 3.4(c), the Swingline Lender shall be entitled to recover from such Lender, on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the greater of the Federal Funds Effective Rate and a rate determined by the Swingline Lender in accordance with banking industry rules on interbank compensation.

5

3.7 The following is added immediately to the end of Section 3.4(d):

upon demand by the Swingline Lender plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Effective Rate. The obligations of the Lenders under this clause shall survive the payment in full of the Loans and other amounts owing under the Loan Documents and the termination of this Agreement.

3.8 The following is added to the end of Section 3.7(b):

or would violate one or more policies of the Issuing Lender applicable to borrowers generally or if at the time of such issuance a default of any Revolving Lender’s obligations to fund under Section 3.10 exists or any Revolving Lender is at such time a Defaulting Lender hereunder, unless the Issuing Lender has entered into satisfactory arrangements with the Borrower or such Revolving Lender to eliminate the Issuing Lender’s risk with respect to such Revolving Lender.

3.9 In Section 3.7 new clauses (c), (d) and (e) are added to read as follows:

(c) The Issuing Lender shall be under no obligation to amend any Letter of Credit if (i) the Issuing Lender would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (ii) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(d) Unless otherwise expressly agreed by the Issuing Lender and the Borrower when a Letter of Credit is, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

6

(e) The Issuing Lender shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Issuing Lender shall have all of the benefits and immunities (A) provided to the Senior Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and Applications pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the Issuing Lender with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Issuing Lender.

3.10 In Section 3.8 (x) the phrase “(with a copy to the Senior Administrative Agent)” is added in the first sentence immediately after “delivering to the Issuing Lender”, (y) “(a)” is added immediately prior to the existing paragraph and (z) new clauses (b) and (c) are added to read as follows:

(b) If the Borrower so requests in any Application, the Issuing Lender may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Issuing Lender to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Issuing Lender, the Borrower shall not be required to make a specific request to the Issuing Lender for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Issuing Lender to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the Issuing Lender shall not permit any such extension if (A) the Issuing Lender has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof, or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date from the Senior Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 6.3 is not then satisfied, and in each such case directing the Issuing Lender not to permit such extension.

7

(c) If the Borrower so requests in any Application, the Issuing Lender may, in its sole and absolute discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”). Unless otherwise directed by the Issuing Lender, the Borrower shall not be required to make a specific request to the Issuing Lender to permit such reinstatement. Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Lenders shall be deemed to have authorized (but may not require) the Issuing Lender to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit. Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the Issuing Lender to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), the Issuing Lender shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Reinstatement Deadline from the Senior Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 6.3 is not then satisfied and, in each case, directing the Issuing Lender not to permit such reinstatement.

3.11 The second sentence of Section 3.9(a) is amended to read as follows:

In addition, the Borrower shall pay to the Issuing Lender for its own account a fronting fee (i) with respect to each commercial Letter of Credit, at a rate equal to 0.125% of the amount of such Letter of Credit and payable upon the issuance thereof, (ii) with respect to any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit, at a rate separately agreed between the Borrower and the Issuing Lender, computed on the amount of such increase, and payable upon the effectiveness of such amendment, and (iii) with respect to each standby Letter of Credit, at a rate per annum equal to 0.125% on the daily amount available to be drawn under such Letter of Credit and payable quarterly in arrears on each L/C Fee Payment Date after the Issuance Date.

3.12 In the last sentence of Section 3.10(b) the phrase “(through the Senior Administrative Agent)” is added immediately after “L/C Participant”.

8

3.13 The following is added immediately to the end of Section 3.10(c):

upon demand by the Issuing Lender plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Effective Rate. The obligations of the Lenders under this clause shall survive the payment in full of the Loans and other amounts owing under the Loan Documents and the termination of this Agreement.

3.14 In Section 3.11 the phrase “(through the Senior Administrative Agent)” is added immediately after “reimburse the Issuing Lender”.

3.15 In the first sentence of Section 3.13 the phrase “and the Senior Administrative Agent” is added immediately after “the Borrower”.

3.16 The first sentence of Section 4.2(c) is amended to read as follows:

If, for any fiscal year of the Borrower commencing with the fiscal year ending December 31, 2008, there shall be Excess Cash Flow, the Borrower shall, on the relevant Excess Cash Flow Application Date, apply an amount equal to the ECF Payment Amount for such fiscal year toward the prepayment of the Term Loans and the reduction of the Revolving Commitments as set forth in Section 4.2(d).

3.17 In the second sentence of Section 4.8(f) the phrase “within three Business Days after such due date” is amended to read “by the required time on such due date”.

3.18 In Section 4.13 the phrase “(each a “Non-Consenting Lender”)” is added to the end of clause (d) immediately prior to “, the Borrower shall be permitted”.

3.19 In Section 7.10 in clause (c) the reference to “Exhibit C” is amended to read “the certificate(s) delivered pursuant to Section 6.1(c)” and in clause (d)(i) the phrase “or a Foreign Pledge Agreement” is added immediately after “Guarantee and Collateral Agreement”.

3.20 Section 10 is amended in its entirety to read as set forth in Annex 1 hereto.

9

3.21 In Section 11.2(b) the last sentence thereof is deleted and the following paragraph is added to the end thereof:

The Borrower hereby acknowledges that (a) the Senior Administrative Agent and/or the Lead Arranger will make available to the Lenders and the Issuing Lender materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Senior Administrative Agent, the Lead Arranger, the Issuing Lender and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Senior Administrative Agent and the Lead Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

3.22 In Section 11.6 the following is added to the end of clause (b)(ii)(B):

, together with a processing and recordation fee of $3,500 (provided, however, that the Senior Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment)

10

3.23 In Section 11.6 a new clause (h) is added to read as follows:

(h) Resignation as Issuing Lender or Swingline Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as Issuing Lender and/or (ii) upon 30 days’ notice to the Borrower, resign as Swingline Lender. In the event of any such resignation as Issuing Lender or Swingline Lender, the Borrower shall be entitled to appoint from among the Lenders a successor Issuing Lender or Swingline Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as Issuing Lender or Swingline Lender, as the case may be. If Bank of America resigns as Issuing Lender, it shall retain all the rights, powers, privileges and duties of the Issuing Lender hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Lender and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 3.10). If Bank of America resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 3.4. Upon the appointment of a successor Issuing Lender and/or Swingline Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender or Swingline Lender, as the case may be, and (b) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

3.24 New Sections 11.20 and 11.21 are added to read as follows:

11.20 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Senior Administrative Agent, the Issuing Lender or any Lender, or the Senior Administrative Agent, the Issuing Lender or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Senior Administrative Agent, the Issuing Lender or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any bankruptcy, insolvency or similar law or otherwise, then (a) to the extent of such recovery, the

11

obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the Issuing Lender severally agrees to pay to the Senior Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Senior Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the Issuing Lender under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.21 Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 10.11 are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.11 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.11.

4. Change in Notice Address. Bank of America, N.A., in its capacity as Administrative Agent and Collateral Agent, notifies the Loan Parties and the Lenders that its address for notices and other communications in accordance with Section 11.2 of the Credit Agreement is as set forth on Annex 2 hereto.

5. Conditions Precedent. This Amendment shall be effective as of the date hereof upon satisfaction of each of the following conditions precedent:

(a) Amendment. Receipt by the Senior Administrative Agent of counterparts of this Amendment executed by the Loan Parties and the Required Lenders.

(b) Assignment of Collateral. Morgan Stanley & Co. Incorporated, in its capacity as resigning Senior Collateral Agent, shall have assigned the Collateral to Bank of America, N.A., in its capacity as successor Senior Collateral Agent, pursuant to an agreement in form and substance satisfactory to Bank of America, N.A. and shall have delivered all Collateral in its possession to Bank of America, N.A., in its capacity as successor Senior Collateral Agent.

12

6. Amendment is a “Loan Document”. This Amendment is a Loan Document.

7. Reaffirmation of Representations and Warranties. Each Loan Party represents and warrants that, after giving effect to this Amendment, the representations and warranties set forth in the Loan Documents are true and correct in all material respects as of the date hereof (except those that expressly relate to an earlier period).

8. Reaffirmation of Obligations. Each Loan Party (a) acknowledges and consents to all of the terms and conditions of this Amendment, (b) affirms all of its obligations under the Loan Documents and (c) agrees that this Amendment and all documents executed in connection herewith do not operate to reduce or discharge such Loan Party’s obligations under the Loan Documents.

9. Reaffirmation of Security Interests. Each Loan Party (a) affirms that each of the Liens granted in or pursuant to the Loan Documents are valid and subsisting and (b) agrees that this Amendment shall in no manner impair or otherwise adversely effect any of the Liens granted in or pursuant to the Loan Documents.

10. No Other Changes. Except as modified hereby, all of the terms and provisions of the Loan Documents (including schedules and exhibits thereto) shall remain in full force and effect.

11. Counterparts; Facsimile Delivery. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and it shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart. Delivery of an executed counterpart of this Amendment by facsimile or electronic mail shall be effective as an original.

12. Governing Law. This Amendment shall be deemed to be a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of New York.

[Signature Pages Follow]

13

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Second Amendment to be duly executed and delivered as of the date first above written.

BORROWER:	WEBSENSE, INC., a Delaware corporation

By:
Name:
Title:

GUARANTORS:	PORTAUTHORITY TECHNOLOGIES, INC., a Delaware corporation

SURFCONTROL, INC., a California corporation

By:
Name:
Title:

[Signature Pages Continue]

SENIOR

ADMINISTRATIVE

AGENT:	BANK OF AMERICA, N.A., as Senior Administrative Agent

By:
Name:
Title:

LENDERS:	BANK OF AMERICA, N.A., as a Lender

By:
Name:
Title:

KEY BANK NATIONAL ASSOCIATION

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A.

By:
Name:
Title:

CITIBANK, N.A.

By:
Name:
Title:

ANNEX 1

SECTION 10

SENIOR ADMINISTRATIVE AGENT AND SENIOR COLLATERAL AGENT

10.1	Appointment and Authority.

Each of the Lenders and the Issuing Lender hereby irrevocably appoints Bank of America to act on its behalf as the Senior Administrative Agent hereunder and under the other Loan Documents and authorizes the Senior Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Senior Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Senior Administrative Agent, the Lenders and the Issuing Lender, and no Loan Party shall have rights as a third party beneficiary of any of such provisions.

The Senior Administrative Agent shall also act as the Senior Collateral Agent under the Loan Documents, and each of the Lenders (in its capacities as a Lender, Swingline Lender (if applicable) and Qualifying Counterparty (if applicable)) and the Issuing Lender hereby irrevocably appoints and authorizes the Senior Administrative Agent to act as the Senior Collateral Agent for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Senior Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Senior Administrative Agent, acting as Senior Collateral Agent, and any co-agents, sub-agents and attorneys-in-fact appointed by the Senior Administrative Agent pursuant to Section 10.5 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Loan Documents, or for exercising any rights and remedies thereunder at the direction of the Senior Administrative Agent), shall be entitled to the benefits of all provisions of this Section 10 and Section 11 (as though such co-agents, sub-agents and attorneys-in-fact were the Senior Collateral Agent under the Loan Documents) as if set forth in full herein with respect thereto.

10.2	Rights as a Lender.

The Person serving as the Senior Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Senior Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Senior Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Senior Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.3	Exculpatory Provisions.

The Senior Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Senior Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Senior Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Senior Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Senior Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Senior Administrative Agent or any of its Affiliates in any capacity.

The Senior Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Senior Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.1 and 9.1) or (ii) in the absence of its own gross negligence or willful misconduct. The Senior Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Senior Administrative Agent by the Borrower, a Lender or the Issuing Lender.

The Senior Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document,or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Section 6 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Senior Administrative Agent.

10.4	Reliance by Senior Administrative Agent.

The Senior Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Senior Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Senior Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Senior Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Senior Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.5	Delegation of Duties.

The Senior Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Senior Administrative Agent. The Senior Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Senior Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

10.6	Resignation of Administrative Agent.

The Senior Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Senior Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Senior Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Senior Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Loan Documents, the retiring Senior Administrative Agent shall continue to hold such collateral security until such time as a successor Senior Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Senior Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time as the Required Lenders appoint a successor Senior Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Senior Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Senior

Administrative Agent, and the retiring Senior Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Senior Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Senior Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 10 and Section 11.5 shall continue in effect for the benefit of such retiring Senior Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Senior Administrative Agent was acting as Senior Administrative Agent.

Any resignation by Bank of America as Senior Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Lender and Swingline Lender. Upon the acceptance of a successor’s appointment as Senior Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender and Swingline Lender, (ii) the retiring Issuing Lender and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.

10.7	Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Senior Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon the Senior Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.8	No Other Duties; Etc.

Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers, syndication agents, documentation agents or co-agents shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Senior Administrative Agent, a Lender or the Issuing Lender hereunder.

10.9	Senior Administrative Agent May File Proofs of Claim.

In case of the pendency of any proceeding under any bankruptcy, insolvency or other debtor relief laws or any other judicial proceeding relative to any Loan Party, the Senior Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Senior Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Senior Obligations arising under the Loan Documents that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lender and the Senior Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lender and the Senior Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lender and the Senior Administrative Agent under Sections 3.5, 3.9 and 11.5) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Lender to make such payments to the Senior Administrative Agent and, if the Senior Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lender, to pay to the Senior Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Senior Administrative Agent and its agents and counsel, and any other amounts due the Senior Administrative Agent under Sections 3.5 and 11.6.

Nothing contained herein shall be deemed to authorize the Senior Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the Issuing Lender to authorize the Senior Administrative Agent to vote in respect of the claim of any Lender or the Issuing Lender in any such proceeding.

10.10	Collateral and Guaranty Matters.

The Lenders and the Issuing Lender irrevocably authorize the Senior Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Senior Administrative Agent under any Loan Document (i) upon termination of the Total Revolving Commitments and payment in full of all Senior Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Senior Administrative Agent and the Issuing Lender shall have been made), (ii) that is transferred or to be transferred as part of or in connection with any Disposition permitted hereunder or under any other Loan Document, (iii) that is owned by any Guarantor if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder or (iv) as approved in accordance with Section 11.1;

(b) to subordinate any Lien on any property granted to or held by the Senior Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 8.3(g); and

(c) to release any Guarantor from its obligations under the Guarantee and Collateral Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Senior Administrative Agent at any time, the Required Lenders will confirm in writing the Senior Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guarantee and Collateral Agreement, pursuant to this Section 10.10.

10.11	Reimbursement by Lenders.

To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under Section 11.5 to be paid by them to the Senior Administrative Agent (or any sub-agent thereof), the Issuing Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Senior Administrative Agent (or any such sub-agent), the Issuing Lender or such Related Party, as the case may be, such Lender’s Aggregate Exposure Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Senior Administrative Agent (or any such sub-agent) or the Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Senior Administrative Agent (or any such sub-agent) or Issuing Lender in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 11.20.

ANNEX 2

Notice Address

Administrative Agent’s Office

(for payments and requests for Requests for Credit Extensions)

Bank of America, N.A.,

2001 Clayton Road

Concord, CA 94520

Attention: Adam Stoner

Telephone No.: 925-675-8825

Facsimile No.: 888-206-6220

Email: adam.j.stoner@bankofamerica.com

Payment Instructions:

Bank of America NA

New York NY

ABA: 026009593

Acct: 3750836479

Attn: Corporate Credit Support

Ref: Websense, Inc.

All Other Notices as Administrative Agent and other Credit Matters:

Bank of America, N.A.,

Mailcode CA5-701-05-19

1455 Market Street, 5th Floor

San Francisco, CA 94103

Attention: Charles Graber

Telephone No.: (415) 436-3495

Facsimile No.: (415) 503-5006

charles.graber@bankofamerica.com

With a copy to:

Bank of America, N.A.

Mail code CA5-801-13-09

600 Montgomery Street, 13th Floor

San Francisco, CA 94111

Attn: Fred Thorne

Telephone No.: 415-622-4567

Email: fred.thorne@bankofamerica.com

L/C ISSUER:

Bank of America, N.A.

333 South Beaudry St., 19th Floor

Los Angeles, CA 90071-1466

Mail Code: CA9-703-19-23

Attn: Hermann Schutterle

Telephone:(213) 345 0397

Facsimile:(213) 345-0265